Exhibit 10.34

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment No. 1”) is entered into effective as of the 27th day of February 2003 by and between Activision Publishing, Inc. (“Employer”), and Ron Doornink, an individual with his address at 872 9th Street, Manhattan Beach, California 90266 (“Employee”).

RECITALS

A.            Employer and Employee entered into a certain Employment Agreement dated as of July 22, 2002 (the “Agreement”).

B.            The parties desire to modify terms of the Agreement in certain particulars as more specifically set forth below.

C.            All terms not defined otherwise in this Amendment No. 1 shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Definition of the term “Expiration Date” shall be amended to mean “March 31, 2006”.

2.               Paragraph 2(f) shall be amended by adding the following sub-paragraph 1 (f)(iv):

“200,000 New Options are granted pursuant to Activision’s 2002 Executive Incentive Plan with the options vesting in increments of 66,667 options, 66,667 options and 66,666 options on April 1, 2004, April 1, 2005 and April 1, 2006 respectively.”

3.               The last sentence of Paragraph 3 of the Agreement which currently reads “Effective as of April 1, 2004, you shall have the title of Chairman of Employer” shall be deleted and replaced with the following provision “Your title and responsibilities commencing with April 1, 2005 shall be determined by mutual agreement between you and Employer on or before October 31, 2004. In the event the parties are unable to reach such agreement, then provisions of Paragraph 11 of this Agreement shall become applicable effective as of April 1, 2005.”

4.               Definition of the term “Consulting Period” shall be amended to mean “a period equal to the remaining Employment Term following such termination and for a period of additional one (1) year through March 31, 2007.”

5.               The parties agree that all other terms and conditions contained in the Agreement shall remain in full force and effect. Notwithstanding the foregoing, if any terms or provisions of the Agreement are contradictory to, or inconsistent with, any terms or provisions of this Amendment No. 1, then the terms and provisions of this Amendment No. 1 shall in all events control and such contradictory or inconsistent terms or provisions of the Agreement shall be deemed null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the

Agreement effective as of the date specified above.

Activision Publishing, Inc.		Ron Doornink

By:	/s/ Brian Kelly	/s/ Ron Doornink
Name: Brian Kelly
Title: Co-Chairman